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                                                                     EXHIBIT 99

                                  NEWS RELEASE

                                             CONTACT:  Juris Pagrabs
                                                       Vice President, Investor
                                                       Relations
                                                       (212) 553-7017

       VENATOR GROUP TO REDUCE ITS CORPORATE AND DIVISIONAL COST STRUCTURE

       - COMPANY TO CLOSE 358 STORES NOT MEETING PERFORMANCE TARGETS -
            - CHAMPS SPORTS DISTRIBUTION CENTER TO BE CONSOLIDATED
                         WITH FOOT LOCKER FACILITY -
    - ACTIONS TO FAVORABLY IMPACT ANNUAL PRE-TAX EARNINGS BY $50 MILLION -

NEW YORK, New York, January 25, 2000 -- Venator Group, Inc. (NYSE: Z), the New York-based athletic specialty retailer, today announced a series of steps designed to further reduce its cost structure and streamline its corporate and divisional operations to better position itself in 2000 and beyond. These actions, together with accelerated closings of underperforming stores, are expected to favorably impact annual pre-tax earnings by approximately $50 million beginning in fiscal 2000.

"Success in this highly competitive market demands continuous improvement in cost structure and efficiencies," said Dale W. Hilpert, the Company's President and Chief Executive Officer. "As the industry leader, we intend to be lean and financially strong to capitalize on improving athletic footwear trends and to deliver better returns on sales and greater value to our shareholders. Today's consolidation allows management to focus on our athletic business and positions the Northern Group with the opportunity to return to historical operating profits."

                              THE COMPANY PLANS TO:

o Close a total of 358 stores that are not meeting performance targets, consisting of 123 Foot Locker, Lady Foot Locker and Kids Foot Locker stores, 27 Champs Sports stores and 208 Northern Group stores, which includes the disposal of all of the Northern Getaway and Northern Elements stores in the United States. In the aggregate, these stores are expected to incur an operating loss of approximately $30 million in fiscal 1999;

o Consolidate the managements of Kids and Lady Foot Locker into one organization and reduce the worldwide Foot Locker divisional staff, thereby eliminating redundant operations and creating a more cost-efficient business;

o Close the Champs Sports distribution center located in Maumelle, Arkansas and consolidate its operation with the Foot Locker facility located in Junction City, Kansas, which will centralize athletic store fulfillment for North America, eliminating excess capacity and reducing cost of merchandise. Our facility located in Wausau, Wisconsin will continue to provide fulfillment services for eVenator/Eastbay, the Company's catalog and Internet operations;

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o    Reduce sales support and corporate staff by over 30 percent and move the corporate offices into its Foot Locker headquarters location in mid-town Manhattan, which will provide an environment that better suits the Company's needs while functioning in a more cost-effective and efficient space.

"Our repositioning work is essentially complete, with the exception of the sale of the San Francisco Music Box, Randy River, the Hospitality business and several key real estate properties scheduled to be completed in 2000," continued Mr. Hilpert. "With these announcements today, we become a focused $4 billion global athletic retailer that is positioned to take advantage of industry opportunities."

The after-tax restructuring charge associated with today's announcement is expected to total $53 million, or $0.39 per share, which will be included in the reported results of the fourth quarter. As previously announced, the Company will also record in its reported results an after-tax gain on the sale of Afterthoughts and Australia of approximately $106 million, or $0.77 per share. Additionally, the Company said that today's consolidations will affect approximately 600 corporate, divisional and service support associates, as well as 3,100 store associates, and that they will be provided with severance and outplacement counseling.

Venator Group is a diversified global retailer that operates over 4,000 retail stores in 15 countries in North America, Europe and Australia. Through its athletic group of specialty retail stores, including Foot Locker, Lady Foot Locker, Kids Foot Locker and Champs Sports, as well as its Internet/direct marketer eVenator/Eastbay, the Company is the leading provider of athletic footwear and apparel. Other specialty retail chains include the Northern Group of apparel stores.


DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, which reflect management's current views of future events and financial performance. These forward-looking statements are based on many assumptions and factors including the effects of currency fluctuations, consumer preferences, economic conditions world-wide and other factors detailed in the Company's filings with the Securities and Exchange Commission. Any changes in such assumptions or factors could produce significantly different results.

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